Exhibit 99.1

Doug Foshee and Lisa Hyland elected to Marathon Oil Corporation Board of Directors

HOUSTON, March 6, 2018 - Marathon Oil Corporation (NYSE:MRO) announced today that Douglas L. Foshee and M. Elise “Lisa” Hyland have been elected to the Company’s board of directors, effective April 1, 2018.

“We welcome Doug and Lisa to Marathon Oil’s board of directors,” said Dennis Reilley, Marathon Oil’s non-executive chairman of the board. “They each bring strong industry experience with unique perspectives, demonstrated leadership and a strategic mindset that make them outstanding additions to the board. We look forward to their contributions.”

Foshee, 58, is the founder and owner of Sallyport Investments. He previously served as chairman, president and chief executive officer of El Paso Corporation until its merger with Kinder Morgan in 2012. Prior to joining El Paso in 2003, he worked for Halliburton Company in various roles including executive vice president and chief operating officer, and executive vice president and chief financial officer. He previously chaired the board of directors of The Federal Reserve Bank of Dallas, Houston Branch. Foshee holds an MBA from Rice University and a bachelor’s degree from Southwest Texas State University. He currently serves on the boards of Rice University, The Welch Foundation, and Houston Endowment Inc.

Hyland, 58, most recently served as senior vice president of EQT Corporation and senior vice president and chief operating officer of EQT Midstream Services, LLC until her retirement in 2018. During her career at EQT, she also served as executive vice president of midstream operations and engineering, president of commercial operations, and president of Equitable Gas Company. She holds an MBA from Carnegie-Mellon University’s Tepper School of Business, and master’s and bachelor’s degrees in metallurgical engineering and materials science from Carnegie-Mellon. Hyland previously served as secretary and member of the board of directors of the Manchester Bidwell Corporation.

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